RULE 10f-3 TRANSACTIONS REPORT

January 1, 2003 through March 31, 2003
Affiliated Underwriter: Banc of America Securities, LLC

	Type of Security*				Principal/				% of
	(1), (2),	Date Offering			Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Purchase Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Nations Separate Account Trust Portfolios
Nations Asset Allocation Portfolio
Goldman Sachs, 4.125%, 1/15/08	1	01/06/03	01/06/03	Goldman Sachs	6,000	$99.973	$5,998	0.00%	0.04%
Pepco Holdings Corp.	1	01/15/03	01/15/03	Credit Suisse First Boston	12,000	$99.891	$11,987	0.00%	0.09%
General Electric Company 5% 02/01/13	1	01/23/03	01/23/03	Morgan Stanley Dean Witter	12,000	$99.626	$11,955	0.00%	0.11%
Pulte Homes Inc.	1	01/29/03	01/29/03	Salomon Smith Barney	5,000	$99.051	$4,953	0.00%	0.04%
Boeing Co. 5.125 2/15/13	1	02/06/03	02/06/03	Credit Suisse First Boston	5,000	$99.458	$4,973	0.00%	0.04%
Marsh & McLennan	1	02/11/03	02/11/03	Goldman Sachs	2,000	$99.761	$1,995	0.00%	0.02%
Potash Corp of Saskatchewan	1	02/27/03	02/27/03	Credit Suisse First Boston	2,000	$99.438	$1,989	0.00%	0.02%
Target Corp.	1	03/03/03	03/03/03	J.P. Morgan	9,000	$99.760	$8,978	0.00%	0.07%
Centerpoint Energy	1	03/13/03	03/13/03	Salomon Smith Barney	2,000	$99.632	$1,993	0.00%	0.01%

Nations High Yield Bond Portfolio
Georgia Pacific Corp. 8.875% 02/01/10	3	01/23/03	01/23/03	Goldman Sachs	198,720	$100.000	$198,720	0.04%	0.51%
Georgia-Pacific Corporation 9.375% 02/01/13	3	01/23/03	01/23/03	Goldman Sachs & Co	85,000	$100.000	$85,000	0.02%	0.22%
Star Gas Partners, L.P.	3	02/03/03	02/03/03	J.P. Morgan	192,008	$98.470	$189,070	0.10%	0.47%
Southern Natural Gas Company	3	02/28/03	02/28/03	Salomon Smith Barney	182,628	$98.710	$180,272	0.05%	0.43%
ANR Pipeline Company	3	02/28/03	02/28/03	Salomon Smith Barney	39,487	$98.710	$38,978	0.01%	0.09%
Unisys Corp.	1	03/12/03	03/12/03	Salomon Smith Barney	84,421	$99.319	$83,846	0.03%	0.19%
Can West Media Inc.	3	03/31/03	03/31/03	Salomon Smith Barney	155,000	$100.000	$155,000	0.08%	0.34%

•	The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

••	The Selling Broker is not affiliated with the Affiliated Underwriter.

     The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

     The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).